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                                                                   Exhibit T3E-7

September 26, 2003

270 L.P.
303 Peachtree Street
32nd Floor
Atlanta, GA 30308

RE: Planet Hollywood International, Inc. ("PHII") Second Amended Joint Plan of
    Reorganization (the "Plan") - PIK Redemption

Dear Sir or Madam:

In accordance with Article 7 of the above referenced Plan, SouthTrust Bank, N.A. has been selected as agent for the PIK Notes being distributed pursuant to the terms and conditions of the Plan.

As a condition to receiving any PIK distribution under the Plan, PIK Note holders must surrender their original underlining PIK Notes issued to the holder. Accordingly, please forward to my attention your original PIK Note upon which your claim was based. Upon receipt of same, SouthTrust Bank, N.A. will send to your attention a new PIK Note or otherwise make a PIK Note book entry in accordance with the Plan. Please ensure that original PIK Notes are returned and that you retain a copy for your files.

If you should have any questions or require any additional information, please do not hesitate to contact me at 407-352-6886.

Sincerely,
Planet Hollywood International, Inc.

Thomas Avallone
Executive Vice President & Chief Financial Officer